UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 15, 2006

DEPOMED, INC.

(Exact name of registrant as specified in its charter)

001-13111
(Commission File Number)

California	94-3229046
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation)

1360 O’Brien Drive, Menlo Park, California 94025
(Address of principal executive offices, with zip code)

(650) 462-5900
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On May 15, 2006, the Compensation Committee of the Board of Directors of Depomed, Inc. (the “Company”) approved a form of Management Continuity Agreement to be entered into with each of the Company’s executive officers with the rank of vice president or higher. The Company expects to enter into definitive Management Continuity Agreements with each such officer.

The form of Management Continuity Agreement provides, among other things, that in the event that the executive officer suffers an involuntary termination (as defined in the Management Continuity Agreement) within 12 months following a change of control (as defined in the Management Continuity Agreement), the executive officer will receive: (i) 100% acceleration of such officer’s unvested Company option shares; (ii) severance payments for a period of 24 months (if the officer is the chief executive officer), 18 months (if the officer is the chief operating officer) or 12 months (if the officer is not the chief executive officer or the chief operating officer) equal to the base salary which the officer was receiving immediately prior to the change of control; (iii) a lump sum payment equal to two times (if such officer is the chief executive officer), equal to one and one-half times (if such officer is the chief operating officer) or equal to (if the officer is not the chief executive officer or the chief operating officer) such officer’s average annual bonus paid for the Company’s fiscal years immediately preceding the Company’s fiscal year in which the termination occurs, and (iv) continuation of payment by the Company of its portion of the health insurance benefits provided to such officers immediately prior to the change of control through the earlier of the end of the severance period (as defined in the Management Continuity Agreement) or until such officer is no longer eligible for such benefits under applicable law.

A copy of the form of Management Continuity Agreement is attached to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

	10.1	Depomed, Inc. Management Continuity Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEPOMED, INC.

Date: May 19, 2006	By:	/s/ Carl A. Pelzel
Carl A. Pelzel
Executive Vice President
and Chief Operating Officer

Exhibit Index

Exhibit
10.1	Depomed, Inc. Management Continuity Agreement